Exhibit 10.20

Non-Employee Director Compensation Policy

Cash Compensation Arrangements

Compensation for our non-employee directors consists of cash and stock options. The Compensation Committee periodically reviews the compensation paid to non-employee directors for their service on the Board and its committees and recommends any changes considered appropriate to the full Board for its approval. In 2013, the Compensation Committee conducted a competitive analysis of industry practices and director compensation programs at comparable companies. Based on this analysis, in January 2013 the Compensation Committee recommended revisions to our non-employee director compensation program. In February 2013, our Board revised the non-employee director compensation policy, which became effective January 1, 2013. Pursuant to the revised non-employee director compensation policy, each member of our Board, who is not our employee, receives an annual retainer of $40,000. In addition, our non-employee directors receive the following cash compensation for Board services, as applicable:

•	the Board Chair receives an additional annual retainer of $20,000;

•	the Audit Committee Chair receives an additional annual retainer of $15,000;

•	the Compensation Committee Chair receives an additional annual retainer of $7,500;

•	the Nominating and Corporate Governance Committee Chair receives an additional annual retainer of $6,000;

•	an Audit Committee member receives an additional annual retainer of $7,500;

•	a Compensation Committee member receives an additional annual retainer of $3,750; and

•	a Nominating and Corporate Governance Committee member receives an additional retainer of $3,000.

All Board and committee retainers accrue and are payable on a quarterly basis at the end of each calendar quarter of service. We continue to reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board or committee meetings.

Equity Compensation Arrangements

Our non-employee director compensation policy provides for automatic grants of stock options to our non-employee directors under our 2011 Incentive Plan. Upon election or appointment to our Board, each non-employee director will receive an initial grant of a stock option to purchase 15,000 shares of our common stock, which will vest as to 1/36th of the shares subject to the option on an equal monthly basis over a three-year period. Beginning with our 2013 annual meeting, each non-employee director who is then serving as a director or who is elected to our Board of directors on the date of such annual meeting is eligible to receive a grant of a stock option to purchase 15,000 shares of our common stock, which will vest as to 1/24th of the shares subject to the option on an equal monthly basis over a two-year period. Each of these options will be granted with an exercise price equal to the fair market value of our common stock on the date of the grant, and shall be entitled to full vesting acceleration as of immediately prior to the effective date of certain change of control transactions involving us, such as our liquidation or a dissolution of or an event that results in a material change in the ownership of our Company.